CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of US VR Global.com Inc. of our report dated March 29, 2018, with respect to the financial statements of US VR Global.com Inc. as of December 31, 2017 and 2016, and for the years then ended, which appear in US VR Global.com Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 29, 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Weinberg & Company, P.A.

Los Angeles, California

April 19, 2018